Exhibit 5

December 14, 2018	Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 United States

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Rockwell Automation, Inc. 1201 South Second Street Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Rockwell Automation, Inc., a Delaware corporation (the “Company”), of an indeterminate amount of the Company’s debt securities (the “Debt Securities”) to be offered and sold by the Company from time to time in accordance with Rule 415 under the Act pursuant to a registration statement on Form S-3 (the “Registration Statement”) being filed by the Company pursuant to the Act, we advise as follows:

In connection with our opinion we have reviewed (i) the Registration Statement, (ii) the Indenture dated as of December 1, 1996 entered into between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to Mellon Bank, N.A.), as trustee, under which the Debt Securities may be issued (the “Indenture”) and (iii) the corporate proceedings taken by the Company in connection with the Registration Statement, the Indenture and the issuance of Debt Securities by the Company (the “Resolutions”). We have also examined such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinion in this letter, we have relied upon certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing, having regard for such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, including (i) the Registration Statement and any amendments thereto (including post-effective amendments) being effective under the Act and such effectiveness having not been terminated or rescinded, (ii) an appropriate prospectus supplement with respect to the Debt Securities having been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iii) an underwriting or other agreement with respect to the Debt Securities having been duly authorized, executed and delivered by the parties thereto, (iv) the Resolutions having not been modified or rescinded, (v) the Board of Directors of the Company (or an authorized committee thereof) having duly established the terms of the Debt Securities in accordance with the Indenture and/or any indenture entered into by the Company after the date hereof, (vi) the

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Rockwell Automation, Inc. December 14, 2018 Page 2

Debt Securities and any such other indentures being governed by the laws of the State of New York, (vii) the execution, delivery, issuance and performance of the Debt Securities being in compliance with (A) the Restated Certificate of Incorporation and By-Laws of the Company, each as then in effect, (B) applicable law as then in effect, (C) the Resolutions, (D) instruments and agreements then binding on the Company, including the Indenture and/or any other indentures entered into by the Company after the date hereof and (E) any restrictions imposed by any court or governmental body having jurisdiction over the Company then in effect, (viii) if the Debt Securities are issued under any indenture other than the Indenture, (A) any such other indenture having been duly authorized, executed and delivered by the parties thereto and (B) any such other indenture and the trustee or trustees thereunder having been qualified under the Trust Indenture Act of 1939, as amended, (ix) if the Debt Securities are issued under the Indenture, the Indenture having not been modified or amended and (x) the Indenture or any other indenture under which the Debt Securities are issued constituting legally valid, binding and enforceable obligations of the parties thereto other than the Company, we are of the opinion that, with respect to any particular series of Debt Securities, when (a) the specific terms of such series of Debt Securities have been duly established in accordance with the Resolutions and the Indenture or such other indentures and (b) such Debt Securities have been duly authorized, executed, authenticated, issued, sold and delivered against payment therefor in accordance with the Indenture or such other indenture, and the applicable underwriting or other agreement, and as described in the Registration Statement, any amendment thereto, the prospectus constituting a part of the Registration Statement and any prospectus supplement relating thereto, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We do not express any opinion herein with respect to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Our opinion is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. Our opinion is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also hereby consent to the reference to this firm under the caption “Validity of Debt Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP
Norton Rose Fulbright US LLP